UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 3, 2016

SUN BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-20957	52-1382541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fellowship Road, Suite 101, Mount Laurel, NJ	08054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 691-7700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On March 3, 2016, Sun Bancorp, Inc. (the “Company”) announced that Alberino J. Celini, Executive Vice President and Chief Risk Officer of Sun National Bank (the “Bank”), a wholly owned subsidiary of the Company, will resign to pursue other interests, effective as of March 18, 2016. In connection with Mr. Celini’s resignation, the Company and the Bank intend to enter into a General Release and Separation Agreement (the “Separation Agreement”) with Mr. Celini. A description of the proposed Separation Agreement is included in Item 5.02(e) below. In connection with the resignation of Mr. Celini as Chief Risk Officer, the functions, duties and responsibilities of the Chief Risk Officer position will be reassigned to existing officers, including the General Counsel, Chief Credit Officer, Chief Compliance Officer and Chief Administrative Officer. The allocation of these responsibilities and whether in the future to reconsolidate these functions into one position will be periodically reviewed by the Company.

(e)       Under the proposed Separation Agreement, Mr. Celini will be entitled, subject to his execution, delivery and non-revocation of a general release of claims in favor of the Company and the Bank, including any and all claims under the Management and Severance Agreement, dated July 3, 2014, between the Bank and Mr. Celini, to the following separation benefits: (i) a cash separation payment of $178,461 to be paid on a bi-weekly basis commencing after the Bank’s receipt and non-revocation of the proposed Separation Agreement, and (ii) through October 31, 2016, payment of the employer’s portion of the premium for continued group health, vision and dental insurance at the level at which Mr. Celini is enrolled as of his resignation date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN BANCORP, INC.

Date:	March 4, 2016	By:	/s/ Patricia M. Schaubeck
Patricia M. Schaubeck
Executive Vice President and General Counsel
(Duly Authorized Officer)

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